Exhibit 5.1

Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
999 Peachtree Street, NE / 14th Floor / Atlanta, Georgia 30309-3964
Tel: 404.817.6000    Fax: 404.817.6050
www.nelsonmullins.com

November 13, 2006

Roberts Realty Investors, Inc.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Roberts Realty Investors, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, covering the offering of up to 400,000 shares (the “Shares”) of the Company’s Common Stock, $.01 par value per share, that may be issued pursuant to the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan (the “Plan”). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

        This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

        Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares covered by the Registration Statement, which may be issued pursuant to the Plan, will, when issued in accordance with the Plan, be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP

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